Exhibit 4.16

FIRST AMENDMENT TO SHARE TRANSFER AGREEMENT

THIS FIRST AMENDMENT TO SHARE TRANSFER AGREEMENT (“Agreement”) is made and entered into as of September 12, 2007, by and among LONGTOP FINANCIAL TECHNOLOGIES LIMITED, a company incorporated under the laws of the British Virgin Islands (IBC No. 412947) whose registered office is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“LTBVI”), SHUANGJIAN CHEN, a United States citizen (“Chen”), YUFENG LIANG, a citizen of the People’s Republic of China (“Liang”), NEIL FITZGERALD, a Canadian citizen (“Fitzgerald”)(each of Chen, Liang and Fitzgerald a “US Founder”), WORLD LONGEVITY TECHNOLOGY AND SCIENCE FOUNDATION LIMITED, a company incorporated under the laws of the British Virgin Islands (No. 1060074) whose registered office is located at OMC Chambers, P. O. Box 3152, Road Town, Tortola, British Virgin Islands (“World Longevity”), and LONGTOP INTERNATIONAL HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (No. 1011843) whose registered office is located at P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the “Company”), and solely for purposes of Sections 2.2.1(B) and 2.2.2(B) below, WELL ACTIVE INTERNATIONAL LIMITED (“Well Active”), and solely for purposes of Sections 2.2.4 and 2.2.7 below, LONGTOP FINANCIAL TECHNOLOGIES LTD, a Cayman Islands company (“LTCayman”).

WHEREAS, the parties to this Agreement (other than Well Active and LTCayman) are all of the parties to that certain Share Transfer Agreement dated as of January 3, 2007 (the “STA”); and

WHEREAS, the parties hereto wish to amend the STA as herein set forth;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO STA

Section 1.1. Amendments.

Section 1.1.1 The last sentence of Section 4.1 of the STA is hereby deleted and replaced in its entirety with the following: “As used above the term “Restricted Period” means the period beginning on the date hereof and ending December 31, 2009.”

Section 1.1.2. Section 6.3(a) of the STA is hereby amended by replacing the word “thirty” in the fourth line of said section with the word “ten,” and is hereby further amended by adding the following to become the new last sentence of said section:

“In the event that the Party against whom the claim has been asserted has timely appointed the second arbitrator as aforesaid, but such Party and the Party asserting the claim are unable to agree on the third arbitrator within ten days as aforesaid, then the administering authority shall select the third arbitrator.”

Section 1.1.3 Paragraph II(B) of Schedule 4-2 to the STA is hereby deleted and replaced in its entirety with the following:

“B. Standard of Calculation. For purposes of the foregoing, EBITDA of the Company shall be determined in accordance with US GAAP, but in no event shall EBITDA of the Company include any revenue or income of any entity or business acquired at any time by the Company or its subsidiaries (and without limiting the foregoing, EBITDA of the Company shall not include any revenue or income of Minecode LLC (USA)).”

Section 1.2. No Other Amendments. Except as specifically amended pursuant to Section 1.1 above, this Agreement does not otherwise amend or alter the STA, and the parties agree and acknowledge that the STA, as so amended by Section 1.1 above, is in full force and effect. Without limiting the foregoing, and notwithstanding anything to the contrary herein, Sections 6.2 and 6.3 of the STA, as so amended pursuant to Section 1.1.2, shall continue to be applicable to any dispute, controversy or claim arising out of or relating to the STA or this Agreement.

ARTICLE II

OTHER AGREEMENTS

Section 2.1 Minecode USA LLC. The parties agree that the Founders, as part of their employment obligations, shall have no role or responsibility in the management or operations of Minecode USA LLC, a subsidiary of the Company, or LTBVI or any of its subsidiaries.

Section 2.2 Termination and Amendment of Stock Option Grants.

Section 2.2.1. Chen and LTBVI hereby acknowledge and agree that:

(A) That certain Non-Qualified Stock Option Agreement dated as of March 17, 2007 by and between Chen and LTBVI is hereby terminated in its entirety and that the option granted thereunder to purchase 80,000 Ordinary Shares of LTBVI, none of which shares are vested as of the date hereof, is cancelled in its entirety.

(B) That certain agreement between Chen and Well Active, pursuant to which Well Active granted to Chen certain rights to purchase from Well Active 100,000 Ordinary Shares of LTBVI held by Well Active, none of which 100,000 Ordinary Shares are vested as of the date hereof, is hereby cancelled in its entirety.

Section 2.2.2. Liang and LTBVI hereby acknowledge and agree that:

(A) That certain Non-Qualified Stock Option Agreement dated as of March 17, 2007 by and between Liang and LTBVI is hereby terminated in its entirety and that the option granted thereunder to purchase 80,000 shares of common stock of LTBVI, none of which shares are vested as of the date hereof, is cancelled in its entirety.

(B) That certain agreement between Liang and Well Active, pursuant to which Well Active granted to Liang certain rights to purchase from Well Active 100,000 Ordinary Shares of LTBVI held by Well Active, none of which 100,000 Ordinary Shares are vested as of the date hereof, is hereby cancelled in its entirety.

Section 2.2.3. Fitzgerald and LTBVI hereby acknowledge and agree that certain Non-Qualified Stock Option Agreement dated as of March 17, 2007 by and between Fitzgerald and LTBVI is hereby terminated in its entirety and that the option granted thereunder to purchase 50,000 Ordinary Shares of LTBVI, none of which shares are vested as of the date hereof, is cancelled in its entirety.

Section 2.2.4. In February of 2006, Liang, Chen and Fitzgerald were granted 60,000, 60,000 and 23,000 stock options, respectively, to purchase shares in LTBVI at an exercise price of $4.50 per share. Pursuant to a recent corporate reorganization of LTBVI and its affiliates, these stock options were converted into comparable options to purchase shares of LTCayman. Liang, Chen and Fitzgerald hereby give notice they wish to exercise 30,000, 30,000 and 11,500 of these stock options, respectively, and LTCayman accepts such exercise notice and agrees to issue the ordinary shares. Upon signing of this agreement, LTCayman furthermore agrees to purchase from each of Liang, Chen and Fitzgerald 30,000, 30,000 and 11,500 of these ordinary shares at a price of $17.50 per ordinary share less the exercise price of $4.50 per share, resulting in a purchase price for such shares to Liang, Chen and Fitzgerald of $390,000, $390,000 and $149,500, respectively; such payment shall be made by LTCayman no later than January 31, 2008. LTCayman further agrees that the 30,000, 30,000 and 11,500 stock options which have been granted by LTCayman (as successor to LTBVI) to each of Liang, Chen and Fitzgerald, respectively, which are unvested as of this date will continue to vest and will be fully vested on February 28, 2008, pursuant to the February 28, 2006 stock option agreements.

Section 2.2.5. The Company, which holds or will hold ordinary shares in LTCayman, irrevocably grants to World Longevity the right to purchase, from the Company, 20,000 ordinary shares of LTCayman at no cost, and World Longevity hereby notifies the Company that it exercises its right to purchase the 20,000 ordinary shares, with such purchase to close effective on October 1, 2007, and the Company accepts such exercise notice. The Company furthermore agrees to purchase from World Longevity on October 1, 2007 the 20,000 ordinary shares acquired by it pursuant to the foregoing exercise, at a price of $17.50 per ordinary share (for an aggregate purchase price of $350,000 payable to it). Such purchase price shall be payable as follows: the Company will pay $175,000 of such purchase price on or before October 31,2007 and the remaining $175,000 will be paid on or before November 30,2007. In addition, the Company grants to Fitzgerald the right to purchase, from the Company, 10,000 ordinary shares of

LTCayman at no cost, and Fitzgerald hereby notifies the Company that he exercises his right to purchase the 10,000 ordinary shares, with such purchase to close effective on October 1, 2007, and the Company accepts such exercise notice. The Company furthermore agrees to purchase from Fitzgerald on October 1, 2007 the 10,000 ordinary shares acquired by him pursuant to the foregoing exercise, at a price of $17.50 per ordinary share (for an aggregate purchase price of $175,000 payable to him). Such purchase price shall be payable as follows: the Company will pay $87,500 of such purchase price on or before October 31,2007 and the remaining $87,500 will be paid on or before November 30,2007.

Section 2.2.6. Each US Founder acknowledges and agrees that the US Founders and World Longevity alone, and not the Company, LTBVI or any of their respective affiliates, shall be responsible for any transfer duties or other taxes of any kind resulting from or relating to the transactions described above in this Section 2.2, and each US Founder and World Longevity covenants and agrees to pay any such duties or taxes if and as due.

Section 2.2.7. The Company, LTBVI and LTCayman represent that the Company has or at the time of its obligation to make the payments under this Section 2.2 fall due it will have sufficient available funds so that the payments to US Founders required hereunder will not render the Company insolvent or otherwise unable to meet its obligations in the ordinary course of its business as they fall due, and that LTBVI and/or LTCayman will take whatever action necessary, including making additional loans or investments of capital to or in the Company so that the Company’s obligations to the US Founders or any of them will be timely and fully satisfied. In the event of a breach by the Company of its payment obligations to the US Founders under this Section 2.2, the US Founders may pursue any and all rights and remedies on account of such breach to the extent available to them under applicable laws. LTBVI and LTCayman hereby fully and unconditionally guarantee to the US Founders the full and punctual payment, as and when due, of any and all of the Company’s payment obligations as described in this Section 2.2, including any cost of collection in the event of a default thereof, without need for demand therefor.

Section 2.2.8. The Company and each of the US Founders agree that the respective employment agreements between the Company and the US Founders shall be amended so that the non-competition restrictions applicable to any such US Founder under such applicable employment agreement shall expire on the earlier of (1) two years following termination of such US Founder’s employment and (2) December 31, 2009, provided that: (a) if such US Founder is employed by the Company or its affiliates on or after January 1, 2010, then such restrictions shall expire on December 31, 2010; and (b) such restrictions shall, in any and all events, be applicable while such US Founder is employed by the Company or its affiliates.

ARTICLE III

GENERAL PROVISIONS

Capitalized terms used but not defined in this Agreement but defined in the STA shall have the meanings assigned thereto by the STA. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. This Agreement supersedes any and all prior agreements or communications, oral or written, with respect to the matters contemplated hereby, and each of Chen, Liang, Fitzgerald and World Longevity agrees and acknowledges that he or it has no claims, for breach or otherwise, under the STA or otherwise against the Company, LTBVI or their respective affiliates. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

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IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

By	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	Chief Executive Officer

WORLD LONGEVITY TECHNOLOGY AND SCIENCE FOUNDATION LIMITED

By	/s/ Shuangjian Chen
Name:	Shuangjian Chen
Title:	Chairman

/s/ Shuangjian Chen
SHUANGJIAN CHEN

/s/ Yufeng Liang
YUFENG LIANG

/s/ Neil Fitzgerald
NEIL FITZGERALD

LONGTOP INTERNATIONAL HOLDINGS LIMITED

By	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	Chairman

(For Purposes of Sections 2.2.4 and 2.2.7 Only)

LONGTOP FINANCIAL TECHNOLOGIES LTD

By	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	Chief Executive Officer

(For Purposes of Sections 2.2.1 (B) and 2.2.2 (B) Only)

WELL ACTIVE INTERNATIONAL LIMITED

By	/s/ Weijie Zhang
Name:	Weijie Zhang
Title:	Board of Director Member